As filed with the Securities and Exchange Commission on February 19, 2008
Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-126082)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.
(Exact Name of Registrant as Specified in Its Charter)

The Republic of France	157-159 rue Anatole France,	98-0355777
(State or other jurisdiction of	92300 Levallois-Perret, France	(I.R.S. Employer
incorporation or organization)	+33 1 41 25 21 21	Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James R. Tolonen
Chief Financial Officer
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, CA 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David D. Kennedy, Esq.		John T. Sheridan, Esq.
General Counsel		Julia Reigel, Esq.
c/o Business Objects Americas		Wilson Sonsini Goodrich & Rosati
3030 Orchard Parkway		Professional Corporation
San Jose, CA 95134		650 Page Mill Road
(408) 953-6000		Palo Alto, CA 94304
(650) 493-9300

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-3 (Registration No. 333- 126082) (the “Registration Statement”) of Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”), pertaining to the registration of 2,500,000 shares of Business Objects American depository shares (“ADS”) or the Ordinary Shares represented by such ADSs for the 2001 Stock Incentive Plan-Subsidiary Stock Incentive Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2005. On November 14, 2005, the Commission declared the Registration Statement effective.
     Pursuant to a Tender Offer Agreement dated October 7, 2007, as amended, between SAP AG, an Aktiengesellschaft organized under the laws of Germany (“SAP”) and Business Objects, SAP or its subsidiary, SAP France S.A., a société anonyme organized under the laws of the Republic of France (“SAP France”), agreed to acquire all of the outstanding Business Objects shares by means of a tender offer (the “Transaction”). SAP France completed two tender offers, the later of which expired on January 29, 2008. As of February 5, 2008, SAP France held an aggregate of 95.35% of the outstanding Business Objects shares. As the securities not tendered represented not more than 5% of the share capital of Business Objects, SAP France requested the implementation of a mandatory sale of the remaining outstanding Business Objects Ordinary Shares, ADSs and convertible bonds to SAP France. The mandatory sale concluded on February 18, 2008. At the conclusion of the mandatory sale, Business Objects ordinary shares were delisted from Euronext S.A. and deregistered under French law, and Business Objects ADSs were delisted from the Nasdaq Global Select Stock Market. Business Objects intends to deregister its securities under the Exchange Act.
     As a result of the Transaction, Business Objects has terminated all offerings of ADSs or the Ordinary Shares represented by such ADSs pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Business Objects in the Registration Statement to remove from registration, by means of a post-effective amendment, any ADSs or the Ordinary Shares represented by such ADSs which remain unsold at the termination of the offering, Business Objects hereby removes from registration all ADSs registered under the Registration Statement which remain unsold as of February 19, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on February 15, 2008

By:	/s/ John G. Schwarz
John G. Schwarz
Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

/s/ John G. Schwarz John G. Schwarz	Chief Executive Officer and Director (Principal Executive Officer)	February 15, 2008
/s/ James R. Tolonen James R. Tolonen	Chief Financial Officer (Principal Accounting and Financial Officer)	February 14, 2008
/s/ Werner Brandt Dr. Werner Brandt	Director	February 19, 2008
/s/ Henning Kagermann Professor Dr. Henning Kagermann	Director	February 19, 2008
/s/ Léo Apotheker Léo Apotheker	Director	February 19, 2008
Erwin Gunst	Director
/s/ Vishal Sikka Vishal Sikka	Director	February 19, 2008
Jean-François Heitz	Director
Gerald Held	Director
Kurt Lauk	Director